EXHIBIT A

May 15, 2003

Consent of Independent Accountants

We hereby consent to the use in this Annual Report on Form 40-F of Fairmont Hotels & Resorts Inc. of our Auditors’ Report and our Comments by Auditors on Canadian-United States Reporting Differences dated January 30, 2003 relating to its consolidated financial statements for the year ended December 31, 2002, which appears in the Annual Report to Shareholders.

We also consent to the incorporation by reference of our Auditors’ Report and our Comments by Auditors on Canadian-United States Reporting Differences dated January 30, 2003 appearing in this Annual Report on Form 40-F for the year ended December 31, 2002 in the Registration Statements: F-9 no. 33-62424, F-9 no. 333-11456 and S-8 no. 333-13960 of Fairmont Hotels & Resorts Inc.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and other members of the worldwide PricewaterhouseCoopers organization.